FORM OF

                          INVESTMENT ADVISORY AGREEMENT

                                     Between

                                  STRALEM FUND

                                       And

                         STRALEM & COMPANY INCORPORATED



This agreement is made this ____day of ___________, 1999 by and between Stralem Fund (the "Fund"), a Delaware Business trust registered under the Investment Company Act of 1940, and Stralem & Company Incorporated, a Delaware corporation (the "Adviser") registered as a Registered Investment Adviser under the Investment Advisers Act of 1940 with respect to the following recital of fact:

                                     RECITAL

The Fund intends to have the Adviser act as its investment adviser and provide it with investment research, advice, supervision and management. The Adviser is willing to undertake these activities under the terms and conditions set forth herein.

Now therefore, it is hereby agreed to by the Fund and the Adviser as follows:

1. Duties. The Adviser shall provide the Fund with such investment research, data, advice and supervision as the Fund may consider necessary for proper supervision of its funds. The Adviser shall act as manager and investment adviser of the Fund and, as such, shall furnish continuously an investment program, which will include determining what securities shall be purchased or sold by the Fund and what portion of the assets of the Fund shall be held uninvested, subject always to the provisions of the Fund's Trust Instrument and By-Laws, the Fund's fundamental investment policies as in effect from time to time, and control and review by the Fund's Board of Trustees. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to carry into effect the investment policies determined as provided above, and to that end the Adviser may designate a person or persons who are to be authorized by the Fund as the representative or representatives of the Fund, to give instructions to the Custodian of the assets of the Fund as to deliveries of securities and payments of cash for the account of the Fund.

2. Allocation of Charges and Expenses. Except to the extent of the reimbursement not to exceed $25,000 set forth in Section 4(b) below, the Adviser shall (i) furnish at its own expense all administrative services, office space, equipment and administrative and clerical personnel necessary for managing the affairs of the Fund and (ii) provide persons satisfactory to the Fund's Board of Trustees to act as officers and employees of the Fund and shall pay the salaries and wages of all officers and employees of the Fund who are also officers and employees of the Adviser or of an affiliated person (as defined in the Investment Company Act of 1940) other than the Fund. All other costs and expense not expressly assumed by the Adviser under this Agreement, or to be paid by the Distributor of the shares of the Fund, shall be paid by the Fund, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iii) insurance premiums for fidelity and other coverage requisite to its operations; (iv) compensation and expenses of its directors other than those affiliated with the Adviser; (v) legal, audit and fund accounting expenses; (vi) custodian and shareholder servicing agent fees and expenses; (vii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto, including printing of stock certificates; (viii) fees and expenses incident to the registration under the Securities Act of 1933 or under any state securities laws of shares of the Fund for public sale and fees imposed on the Fund under the Investment Company Act of 1940; (ix) expenses of printing and mailing prospectuses, reports and notices and proxy material to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) the fees or dues of the Investment Company Institute or other trade associations;
(xii) fees and expenses in connection with registration of the Fund or qualification of its shares under the securities laws of states and foreign jurisdictions and (xiii) such non-recurring expenses as may arise, including actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its officers and directors with respect therein.

3. Brokerage. The Adviser shall place purchase and sale orders for portfolio transactions of the Fund with brokers and/or dealers including, where permitted by law, the Fund's Distributor or affiliates thereof or of the Adviser, which, in the judgment of the Adviser, are able to execute such orders as expeditiously as possible and at the best obtainable price. The Adviser may select Stralem & Company Incorporated as the broker/dealer to effect all or substantially all of the security transactions which are effected on a national securities exchange. Purchases and sales of securities which are not listed or traded on a securities exchange shall ordinarily be executed with primary market makers acting as principal except when it is determined that better prices and executions may otherwise be obtained, provided, that the Adviser may cause the Fund to pay a member of a securities exchange, broker or dealer an amount of commission higher than that another member of an exchange, broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities. As used herein, "brokerage and research services" shall have the same meaning as in
Section 28 (e) (3) of the Securities Exchange Act of 1934, as such Section may be amended from time to time, and any rules or regulations


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
promulgated thereunder by the Securities and Exchange Commission. It is understood that, consistent with the Adviser's fiduciary duty to the Fund, it is the intent of the Agreement to allow the Adviser the widest discretion permitted by law in determining the manner and means by which portfolio securities' transactions can be affected in the best interests of the Fund.

4.       Compensation.

                   (a). As promptly as shall be practicable after the last business day of each "fiscal quarter" (as hereinafter defined), the Fund shall pay the Adviser the amount equal to the sum of (i) .25 percent of the first $50 million of the "Average Net Asset Value of the Fund" (determined in accordance with the provisions of the Fund's current registration statement) at the close of business on the last business days of each calendar week during such fiscal quarter, (ii) .1875 percent of the next $50 million of the average net asset value of the Fund at the close of business on such last business days, and (iii)
 .125 Percent of the average net asset value of the Fund in excess of $100 million at the close of business on such last business days (except that, if the fiscal quarter shall be the "initial period" or the "final period" (as such terms are hereinafter defined), such payment shall in no event exceed the product of said sum and a fraction the numerator of which shall be the number of calendar days constituting the initial period or the final period, as the case may be, and the denominator of which shall be 90)."

                  (b). I. As promptly as shall be practicable after the last day of each fiscal quarter, in addition to the amount referred to in part A of this
Section 4, the Fund shall reimburse the Adviser the amount equal to that fraction of the total compensation paid or accrued by the Adviser to or for each employee of the Adviser who shall have performed services for the Fund, other than services of an investment advisory nature, during such fiscal quarter the numerator of which shall be the number of hours spent by such employee on such services during such fiscal quarter and the denominator of which shall be $20. Such reimbursement shall be for, among other things, the expense and compensation of its employees incurred in physically handling the assets of the Fund, in preparing reports of the Fund, in performing the Fund's duties as the transfer agent and registrar of its own shares and in performing all of the other administrative functions of the Fund. Notwithstanding the foregoing provisions of this paragraph I, the maximum amount of such reimbursement with respect to any "fiscal year" (as hereinafter defined) shall not exceed $25,000 and, in the case of the "initial fiscal year" and the "final fiscal year" (as such terms are hereinafter defined), the maximum amount of such payment shall not exceed the product of $25,000 and the fraction the numerator of which shall be the number of calendar days constituting the initial fiscal year or the final fiscal year, as the case may be, and the denominator of which shall be 365.


                   II. The amount of each payment referred to in paragraph I of this part B shall be determined by the Adviser and such determination shall be binding upon the parties hereto. In the event that, with respect to any fiscal year, the aggregate amount of the payments required to be paid pursuant to the provisions of paragraph I of this part B and this paragraph

II shall be limited by the provisions of the third sentence of said paragraph I, any amount not so paid by virtue of the limitation contained in said sentence shall be carried over to the next fiscal year and paid in such fiscal year subject, however, to said limitation.

         (c).  As used herein:

         (i). the term "fiscal quarter" shall mean the initial period, the final period and each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year.

         (ii). The term "initial period" shall mean the period commencing on the date of this Agreement and ending on the March 31, June 30, September 30 or December 31 next succeeding such date.

         (iii). The term "final period" shall mean the period commencing on the April 1, July 1, October 1 or January 1 next preceding the date of the termination of this Agreement and ending on such last mentioned date.

         (iv). The term "fiscal year" shall mean the final fiscal year and each period of 12 consecutive calendar months ending on December 31 of each calendar year.


5. Duration and Termination of Agreement. This Agreement shall become effective on the date set forth above and shall continue in effect only so long as such continuance is specifically approved at least annually in accordance with the Investment Company Act of 1940. This Agreement may be terminated on sixty days written notice by either party. This Agreement shall terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940.

6. Name of Fund. The Adviser consents to the use by the Fund of the name "Stralem Fund" so long, and only so long, as this Agreement (or any agreement with any organization which has succeeded to the business of the Adviser) or any extension, renewal or amendment thereof, remains in effect. The Fund agrees that if and when no such agreement is in effect, (a) it will cease to use said name or any name indicating or suggesting that the Fund is advised by or otherwise connected with the Adviser and (b) it will not thereafter refer to the former association between the Adviser and the Fund.

7. Adviser May Act for Others. Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment supervisory or corporate administrative services to other investment companies, or act as investment adviser or investment counselor to other persons, firms or corporations, and to engage in other business activities.

8. Amendment of Agreement. The Agreement may not be amended except pursuant to a direction given by the vote of the holders of a majority (as defined in the Investment Company Act of 1940) of the outstanding shares of the Fund.

9. Liability. The Adviser shall not be liable for any error of judgment, or mistake of law, or any loss suffered by the Fund, in connection with the matters to which this Agreement relates, expect for loss resulting from gross negligence of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties hereunder.

10. Liabilities of the Trustees and Shareholders. The Adviser acknowledges the following limitation of liability:

         The terms "Stralem Fund" and "Trustees" refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument, to which reference is hereby made, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of "Stralem Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the assets of the Fund and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

11. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the mailing address of the Fund and that of the Adviser shall be 405 Park Avenue, New York, New York 10022.

12. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act of 1940, reflected in any provision of this Agreement is released by rules, regulations or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written

STRALEM & COMPANY  INCORPORATED


By ____________________________


STRALEM FUND

By  ___________________________


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